Exhibit 99.1

FOR IMMEDIATE RELEASE

March 10, 2014

Contact:

Cloud Peak Energy Resources LLC
Karla Kimrey
Vice President, Investor Relations
720-566-2932

CLOUD PEAK ENERGY ANNOUNCES SUCCESSFUL RESULTS OF THE TENDER OFFER FOR ITS OUTSTANDING 8.250% SENIOR NOTES DUE 2017

Gillette, Wyo. —  Cloud Peak Energy Inc. (NYSE: CLD) today announced that its wholly-owned subsidiary Cloud Peak Energy Resources LLC (the “Company”) had received, as of 5:00 p.m., New York City time, today (the “Consent Expiration”), tenders and consents from the holders of approximately $278.4 million in aggregate principal amount, or approximately 92.81%, of the outstanding 8.250% Senior Notes due 2017 (the “Notes”) of the Company and its wholly-owned subsidiary Cloud Peak Energy Finance Corp. (together with the Company, the “Issuers”) in connection with its previously announced cash tender offer (the “Offer”) to purchase any and all of the Notes and the related solicitation of consents (“Consent Solicitation”) to proposed amendments that would shorten to three business days the minimum notice period for optional redemptions of the Notes and would eliminate substantially all of the restrictive covenants and certain events of default provisions contained in the indenture governing the Notes (the “Indenture”). The Company has entered into a supplemental indenture to the Indenture that makes the proposed amendments effective, and the amendments will become operative when the Company has purchased the Notes tendered in the Offer.

Subject to the closing on March 11, 2014 of the Issuers’ pending registered offering of $200 million of 6.375% Senior Notes due 2024, and the satisfaction or waiver of the other conditions to the Offer, holders who tendered their Notes and provided their consents to the amendments to the Indenture before the Consent Expiration will be eligible to receive on the initial settlement date, which is also expected to be March 11, 2014, the total consideration of $1,046.50 for each $1,000 principal amount of Notes, which includes a consent payment of $30.00, plus accrued and unpaid interest to the initial settlement date.

Notes tendered prior to the Consent Expiration may no longer be withdrawn.

The Offer is scheduled to expire at 11:59 p.m., New York City time, on March 24, 2014, unless extended (“Expiration Time”). Holders who tender their Notes after the Consent Expiration and prior to the Expiration Time will be eligible to receive on the final settlement date, which is expected to be March 25, 2014, the total consideration of $1,016.50 for each $1,000 principal amount of Notes, plus accrued and unpaid interest to the final settlement date.

The complete terms and conditions of the Offer are described in the Offer to Purchase and Consent Solicitation Statement dated February 25, 2014, copies of which may be obtained from Global Bondholder Services Corporation, the tender agent and information agent for the Offer, by calling, in the case of banks and brokers, (212) 430-3774 and, for all others, (866) 470-4300 (US toll-free).

The Company also retained Goldman, Sachs & Co. as dealer manager for the Offer and solicitation agent for the Consent Solicitation. Questions regarding the terms of the Offer and Consent Solicitation may be directed to Goldman, Sachs & Co. at (212) 357-6436 (collect) and (800) 828-3182 (US toll-free).

This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities. The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated February 25, 2014. The Offer is not being made to holders of the Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play PRB coal company. As one of the safest coal producers in the nation, Cloud Peak Energy specializes in the production of low sulfur, subbituminous coal. The company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation. The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek Mine is in Montana. Cloud Peak Energy also owns rights to substantial undeveloped coal and complementary surface assets in the Northern PRB, further building the company’s long-term position to serve Asian export and domestic customers. With approximately 1,700 total employees, the company is widely recognized for its exemplary performance in its safety and environmental programs. Cloud Peak Energy is a sustainable fuel supplier for approximately 4% of the nation’s electricity.

Cautionary Note Regarding Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning. Forward-looking statements are based on management’s current expectations or beliefs as well as assumptions and estimates regarding our company, industry, economic conditions, government regulations, energy policies and other factors. Forward-looking statements may include, for example, our ability to close this transaction, and other statements regarding this transaction and our plans, strategies, prospects and expectations concerning our business, industry, economic conditions, operating results, financial condition and other matters that do not relate strictly to historical facts. These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially from those expressed or implied in the forward-looking statements. For a discussion of some of the additional factors that could adversely affect our future results or the anticipated benefits of, or our ability to consummate, this transaction, refer to the risk factors described from time to time in the reports and registration statements we file with the SEC, including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and current reports on Forms 8-K. There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material. We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release, whether as a result of new information, future events or otherwise, except as required by law.mailto:

SOURCE: Cloud Peak Energy Resources LLC

Cloud Peak Energy Inc.

Karla Kimrey, 720-566-2932
Vice President, Investor Relations